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ETRIALS WORLDWIDE, INC.
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ETRIALS WORLDWIDE, INC.

Notice of Annual Stockholders’ Meeting
May 29, 2008
11:00 A.M. Eastern Time

Dear Stockholder:

You are cordially invited to attend our 2008 Annual Stockholders’ Meeting, which will be held at 11:00 a.m. Eastern Time May 29, 2008 at 4000 Aerial Center Parkway, Morrisville, North Carolina 27560.  Doors will open at 10:30 a.m.

We are holding the annual meeting for the following purposes:

1.	To elect two directors.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current year.

3.	To transact other business that may properly come before the annual meeting or any adjournment or postponement of the meeting.

The proxy statement fully describes these items.  We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders of record at the close of business on April 25, 2008 will be entitled to vote at the annual meeting and any postponements or adjournments of the meeting.  For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices, 4000 Aerial Center Parkway, Morrisville, North Carolina 27560.  If you would like to view the stockholder list, please call our Investor Relations department at (919) 653-3400 to schedule an appointment.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting.

The Board of Directors

Morrisville, North Carolina May 2, 2008	By: James W. Clark, Jr. Corporate Secretary

TABLE OF CONTENTS
TITLE OF SECTION

Proxy Statement	3
Proposal 1: Election of Directors	5

Corporate Governance

The Board, Board Committees and Meetings	9

Independent Directors	9

Board Responsibilities and Structure	9

Board Committees and Charters	10

Attendance to Board, Committees and Annual Stockholders Meetings	12

Communications from Stockholders to the Board	13

Report of the Audit Committee	14

Directors’ Compensation	14

Non-Director Executive Officers	17

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm	19

Security Ownership of Certain Beneficial Owners and Management	21

Executive Compensation	24

Certain Relationships and Related Transactions, and Director Independence	30

Compensation Committee Interlocks and Insider Participation	31

Additional Meeting Information	31

Other Matters	31

Communicating with Us	33

Stockholders Sharing the Same Last Name and Address	33

ETRIALS WORLDWIDE, INC.
4000 Aerial Center Parkway
Morrisville, North Carolina 27560

PROXY STATEMENT

Our Board of Directors (“Board”) solicits your proxy for the 2008 Annual Stockholders’ Meeting to be held at 11:00 a.m. Eastern Time on Thursday, May 29, 2008 at 4000 Aerial Center Parkway, Morrisville, North Carolina 27560, and at any postponement or adjournment of the meeting, for the purposes set forth in “Notice of Annual Stockholders’ Meeting.”

Record Date and Share Ownership

Only stockholders of record at the close of business on April 25, 2008 will be entitled to vote at the annual meeting.  The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum.  As of the close of business on April 25, 2008, we had 11,322,458 outstanding shares of common stock.  Stockholders are entitled to cast one vote for each share they own.  We made copies of this proxy statement available to stockholders beginning on or about May 2, 2008.

Submitting and Revoking Your Proxy

If you complete and submit your proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions.  If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

•	FOR the election of the director nominees set forth in “Proposal 1: Election of Directors.”

•	FOR ratification of the selection of the independent registered public accounting firm set forth in “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm.”

In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.  We have not received notice of other matters that may be properly presented for voting at the annual meeting.

Your vote is important.  Many of our stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership.  In addition, banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the proposal to approve the Amendment, reducing the number of votes cast.  Therefore, it is important that you vote your shares.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person.  If you attend the annual meeting and are a registered holder (that is, your shares are not held through a bank or brokerage firm and you appear on our stock register as having shares issued in your name), you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the annual meeting.  At this year’s annual meeting, the polls will close at 11:00 a.m. Eastern Time; any further votes will not be accepted after that time.  If you have any questions about submitting your vote, call our Investor Relations department at (919) 653-3400.

If you are a registered holder, you may revoke your proxy at any time prior to the close of the polls at 11:00 a.m. Eastern Time on May 29, 2008 by submitting a later-dated vote in person at the annual meeting or by mail, or by fax to (919) 653-3621 or by mail to James W. Clark, Jr., Corporate Secretary, 4000 Aerial Parkway, Morrisville, North Carolina 27560.  If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors.  This solicitation is being made by mail but also may be made by telephone or in person.  We and our respective directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.  We will reimburse them for their reasonable expenses.

The Company will pay all the expenses of  this solicitation.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date will be entitled to one vote on each of the two director nominees and one vote on each other matter.  Directors receiving a plurality of the shares present in person or by proxy at any such meeting and entitled to vote on the election of directors will be elected as directors.  Ratification of the appointment of our independent registered public accounting firm will require the affirmative vote of the majority of the shares of common stock present or represented by proxy with respect to such proposal.

For the election of directors, shares not present at the meeting and shares voting “abstain” have no effect on the election of directors.  For the proposal ratifying the independent registered public accounting firm, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.  Broker non-votes on a proposal (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.  Please note that banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on the election of directors and the proposal ratifying Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 1: ELECTION OF DIRECTORS

Following the recommendation of our Nominating and Corporate Governance Committee (the "Nominating Committee"), our Board of Directors has approved the nomination for re-election of two existing Directors.

The two current Directors to be considered for re-election are Robert Brill and Kenneth Jennings, both of whom currently are independent as defined in the rules of the NASDAQ Stock Market ("NASDAQ"), the market where our Common Stock is traded.

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes of Directors with the numbers of Directors in each class to be as nearly equal as possible.  Each class of Directors generally serves a three-year term.  The terms of each class of Directors ends at different consecutive Annual Meetings of Stockholders.  Directors within the same class have terms that end at the same Annual Meeting of Stockholders as other Directors in the same class.  However, to ensure compliance with NASDAQ rules regarding "independence", as well as to ensure the number of Directors in each class of Directors is as equal as possible as is required by our Certificate of Incorporation, it is sometimes necessary to elect a Director for a term of less than three years. This system of electing Directors is often called a "staggered" Board of Directors.  A "staggered" Board system facilitates continuity of Board membership.  Having a "staggered" Board also makes it more difficult for stockholders, including a buyer seeking to purchase control of the Company, to quickly replace all or a majority of the Board.  For this reason, a "staggered" Board is considered an anti-takeover measure that discourages potential buyers from seeking to purchase the company, unless the current Board of Directors approves the acquisition.

Our Bylaws authorize the Board of Directors to fix the number of Directors that constitute the whole Board at any number that is not less than one and not more than nine.  The Bylaws also give our Board of Directors the authority to appoint new Directors to fill vacancies and newly created positions on the Board.

This year, two nominees (Robert Brill and Kenneth Jennings) are being nominated to serve terms that end at the Annual Meeting of Stockholders in year 2011.  If these two nominees are elected, the Board of Directors will consist of seven Directors who are divided into three classes, with each of the Directors having terms that end with the election of their successors at the annual meetings of stockholders for the years indicated below:

Hans Lindroth	2009 Annual Meeting of Stockholders
Peter Collins	2009 Annual Meeting of Stockholders

Peter Coker	2010 Annual Meeting of Stockholders
Donald Russell	2010 Annual Meeting of Stockholders
Eugene Jennings	2010 Annual Meeting of Stockholders

Robert Brill	2011 Annual Meeting of Stockholders
Kenneth Jennings	2011 Annual Meeting of Stockholders

Although we plan to have a seven-person Board of Directors following the 2008 Annual Meeting of Stockholders with Directors serving for the terms indicated above, our Board intends to utilize its authority granted in the Bylaws to fix the number of Directors and to appoint Directors to ensure compliance with NASDAQ rules that require that a majority of our Directors be "independent" as defined in NASDAQ rules, as well as to comply with the requirement that the number of Directors in each class of Directors be as nearly equal as possible.   This means the number of Directors may be different than we currently plan, or that Directors may be appointed by the Board to a different class, than we currently plan.  For example, this might occur if one of the Directors we believe are independent as defined in NASDAQ rules were to cease being independent.

Information about each of the nominees, and current Directors, is set forth below.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section.

If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy.  Alternatively, the Board may reduce the size of the Board.  The Board has no reason to believe that any of the nominees will be unwilling or unable to serve, if elected as a director.  Such persons have been nominated to serve until the annual meetings described in this Proxy Statement or until their successors, if any, are elected or appointed.  This section contains the names and biographical information for each of the nominees and current Directors.

Our Bylaws require directors to be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the following two nominees to serve the terms described above:

Robert Brill 61 Years Old Director Since February 2006
Robert Brill has been a board member since February 2006; he served as a member of the board of directors of our subsidiary, etrials, Inc., from December 2003 until February 2006.  Dr. Brill has been founding managing partner of Newlight Associates since June 1997, and was a general partner of PolyVentures, whose principal investment focus was on early stage investments in technology companies, from August 1988 until December 2002.  Dr. Brill was also a founding member of the Technical Advisory Board of the Semiconductor Research Corporation.  Dr. Brill holds a Ph.D. in Physics from Brown University and a BA and BS in Engineering Physics from Lehigh University, both with honors.  Dr. Brill also holds multiple patents and invention disclosures.

Kenneth Jennings, Ph.D., 53 Years Old Director Since November 2007
Kenneth Jennings is the owner and Managing Director of Third River Partners, LLC (formerly called Venture Works Partners), a consulting company, where he focuses on growth strategies and developing client companies' human resources.  He has held these positions since January 2000.  Mr. Jennings received a B. S. in Behavioral Science from the Air Force Academy in 1977, an M. S. in Management from the Air Force Institute of Technology in 1981 and a Ph. D. in Organizational Development from Purdue University in 1986.

The following members of the Board of Directors’ terms end when their successors are elected at the 2009 Annual Meeting of Shareholders.

Name, Age, and Service On Board	Information about Nominee
Hans Lindroth 49 Years Old Director Since February 2006 Chairman of the Board of Directors
Hans Lindroth has been a board member since February 2006; he served as a member the board of directors of our subsidiary, etrials, Inc., from January 2003 until February 2006.  Mr. Lindroth became the Chairman of the Board of Directors in February, 2006.  Since April 1998, Mr. Lindroth has served as chief executive officer of Lingfield AB, an organization that manages a group of investment vehicles whose beneficial owner is the Peder Sager Wallenberg Charitable Trust.  Mr. Lindroth is a non-executive director with several companies, including two companies that are publicly listed in Sweden – MiniDoc AB and Smarteq AB. Mr. Lindroth has an undergraduate degree in management, finance and computer science.  Mr. Lindroth has a political science Master of Arts from the University of Stockholm.

Peter Collins 39 Years Old Director Since January 2005
Peter Collins has been a member of our board of directors since January 2005.  Mr. Collins is Managing Principal of Atlantic American Partners, LLC, a diversified merchant banking, private equity and real estate investment business headquartered in Tampa, FL.  Additionally, Mr. Collins has is the co-founder and President of Community Reinvestment Partners, LP (CRP), a private real estate investment partnership focused on acquiring and developing income-producing commercial real estate in low to moderate-income communities.  From December 1997 to May 2002, Mr. Collins was a Partner at Rock Creek Capital, a private equity firm.  From June 1994 to December 1997, Mr. Collins served as a Manager with the Florida State Board of Administration (Florida’s Public Pension Fund and was also the chief of staff for four years for state senator Charles Williams.  Mr. Collins currently serves as a director of two public companies and a director/advisor to several private companies and venture capital firms.  Mr. Collins received both an undergraduate degree in Finance and a MBA in Finance from Florida State University.

The following members of the Board of Directors’ terms end when their successors are elected at the 2010 Annual Meeting of Shareholders.

Name, Age, and Service on Board	Information about Director
Peter Coker 65 Years Old Director Since February 2006
Peter Coker has been a board member since February 2006; he served as a member the board of directors of our subsidiary, etrials, Inc., from June 1999 until February 2006.  Mr. Coker has been managing director of Tryon Capital Ventures since January 2004.  Previously, Mr. Coker served as managing director of Tryon Capital Holdings from January 2000 to December 2003.  Mr. Coker is a member of the Board of Directors of Design Source, a publicly traded company.  Mr. Coker has served on the Board of Directors of the North Carolina State University Investment Fund since June 1998.  Mr. Coker received his BS and Masters degree in Economics from N.C. State University.

Donald Russell 55 Years Old Director Since November 2003
Donald Russell has been one of our directors since November 2003; he served as our vice chairman from October 2003 until he resigned from that position in February 2006.  Mr. Russell is also a board member of Aerosonic Corporation (AIM), an American Stock Exchange company.  Mr. Russell has been the chairman of the Investment Committee for CEA Capital Partners USA, L.P., a $150 million private equity fund, since its inception in February 1997.  He also has been a member of the Investment Committee of Seaport Capital Partners II, L.P., a $250 million private equity fund, since its inception in February 2000.  Both of these funds are focused on the entertainment, media, telecommunications and information services industries.  From July 1987 to June 1994, he was president of Communications Equity Associates’ New York affiliate, CEA, Inc., and was responsible for overseeing CEA’s mergers, acquisitions and corporate financing businesses in the cable television and broadcasting segments.  Mr. Russell received a B.A. in economics from Colgate University.  He was also elected to the Society of International Business Fellows in 2000.

Eugene Jennings 54 Years Old
Eugene Jennings has been our Chief Executive Officer since May 2007.  Until he joined etrials, he served as senior corporate vice president of SHPS, Inc. where he was responsible for the digital healthcare communications, print and fulfillment business from July 2004.   He was president of the Health Enhancement Division of Matria Healthcare, Inc., in the disease management, oncology management and pharmacy, lab supply and distribution divisions, from October 2002 until July 2004.  Mr. Jennings received his B.A. from Michigan State University in 1975 and his M.B.A. from Michigan State University in 1979.

Currently, one member of our Board of Directors is an executive officer of the Company.

CORPORATE GOVERNANCE

The Board, Board Committees and Meetings

We have a Corporate Governance Policy that is posted in the Investor Relations section of our website at www.etrials.com.  Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, Board of Directors and management.  The stockholders elect the board and vote on extraordinary matters; the Board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the chief executive officer; and management runs the company’s day-to-day operations.  Our Board currently consists of 7 directors.  The Board believes that there should be a majority of independent directors on the Board.  The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer (“CEO”), as directors.  The current Board members include our current Chief Executive Officer, five independent directors (as defined below) and one director who is not a member of our senior management, but who, because of his past dealings with the Company, currently does not meet the definition of independent director as defined in NASDAQ rules.

“Independent” Directors

Each of our current directors other than Eugene Jennings and Donald Russell qualifies as “independent” in accordance with the published listing requirements of NASDAQ.  The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company.  In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and our management.

In addition, as required by NASDAQ rules, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees.  The Audit Committee also includes at least one independent member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Robert Brill is the independent director who has been determined to be an audit committee financial expert.  Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Brill’s experience and understanding with respect to certain accounting and auditing matters.  The designation does not impose upon Mr. Brill any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.  The Board has also determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Audit Committee.

In addition to current Board members, two other people served as Board members during year 2007 until November 15, 2007.  Harold Ewen, who was "independent" as defined in NASDAQ rules, and John Cline, who was not Independent under NASDAQ rules.

Board Responsibilities and Structure

The primary responsibilities of the Board are oversight, counseling and direction to our management in the long-term interests of the Company and our stockholders.  The Board’s detailed responsibilities include: (a) selecting and regularly evaluating the performance of the CEO and other senior executives; (b) planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives; (c) reviewing and, where appropriate, approving our major financial objectives and strategic and operating plans, business risks and actions; (d) overseeing the conduct of our business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures and compliance with law and ethics. The Board has instructed our CEO, working with our other executive officers, to manage our business in a manner consistent with our standards and practices, and in accordance with any specific plans, instructions or directions of the Board.  The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions that we may undertake.

The Board’s general policy, based on experience, is that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management.  Accordingly, Hans Lindroth, an independent director, is the Chairman of the Board.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate.  Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Chairman leads those sessions.  Board members have access to all of our employees outside of Board meetings.

Board Committees and Charters

The Board has delegated various responsibilities and authority to different Board committees, as described in this section of the proxy statement and in the committee charters.  Committees regularly report on their activities and actions to the full Board.  The Board currently has, and appoints the members of, four standing committees, which are: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee ("Nominating Committee") and (iv) Mergers and Acquisitions Committee.  Each member of the Audit, Compensation and Nominating Committees is an independent director as defined by NASDAQ standards.  Each of the Board committees other than the Mergers and Acquisitions Committee has a written charter approved by the Board, and each committee intends to conduct an annual evaluation of the committee’s performance.  Copies of each charter are posted in the Investor Relations section of our website at www.etrials.com ..  Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.  The current members of the committees are identified in the following table.

			Nominating	Mergers
			and Corporate	And
Director	Audit	Compensation	Governance	Acquisitions

Robert Brill	Chair	X	X
Eugene Jennings, CEO
Peter Coker				X
Peter Collins	X		Chair	X
Kenneth Jennings	X	X
Hans Lindroth		Chair	X
Donald Russell				Chair

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm.  In 2007, the Audit Committee held four meetings.  The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” and the Audit Committee’s charter.

Compensation Committee

The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation, and administers our stock option plans, including reviewing and granting stock options to our executive officers.  The Compensation Committee's charter is posted in the Investors Relations section of our website at www.etrials.com.  The Compensation Committee also reviews and determines various other company compensation policies and matters.  The Compensation Committee held four meetings in 2007.

The charter of the Compensation Committee requires that the Compensation Committee consist of at least two directors who are "independent" under NASDAQ Rules and who are "Non-Employee Directors" under SEC Rule 16b-3 and are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code.  The Compensation Committee is required to meet at least twice each year.  The Compensation Committee is required to meet at least annually with the Company's Chief Executive Officer and principal human resources officer and compliance officer, but is also required to meet without any management representatives present.  Officers are not permitted to be present when their own compensation is being discussed, but the Compensation Committee solicits information from the Chief Executive Officer about the performance of other officers.  The Compensation Committee is permitted to delegate its authority only to the extent permitted under applicable law, corporate documents and policies and NASDAQ Rules.  The Compensation Committee chose not chosen to delegate its authority during 2007.  The Compensation Committee's charter also authorizes the Compensation Committee to retain outside experts, including independent legal counsel and compensation and benefits consultants.  The Compensation Committee did not retain any independent experts during 2007.

Generally, the Compensation Committee has recommended a compensation system for senior management that relies on the following components:

•	base salary
•	performance based bonuses that may be less than, equal to, or more than, base salary
•	sales commissions for certain personnel
•	equity compensation in the form of stock options and/or restricted stock
•	health insurance, 401k and other benefits

During 2007, the Compensation Committee determined that bonus performance targets were not achieved.  No performance based bonuses were paid for 2007 performance, although bonuses for 2006 performance were paid during 2007.  The Company also paid 2007 sales commissions to certain personal and paid a 2007 bonus to our new Chief Executive Officer, which bonus was guaranteed without performance criteria for the first calendar year under his employment contract.

We filed a Form 8-K on March 21, 2008 that describes in detail the performance bonus criteria and target bonus amounts for our senior management approved by our Compensation Committee, which includes both cash bonuses and restricted stock that can be earned during 2008 and paid during 2009 if 2008 performance criteria are achieved.

Nominating and Corporate Governance Committee

The Nominating Committee reviews and reports to the Board on a periodic basis with regard to the size of the Board of Directors, criteria and qualifications for membership on the Board and reviews the qualifications of both current members and new candidates.  The Nominating Committee held two meetings in 2007.

The Nominating Committee will consider candidates proposed by stockholders.  The criteria for evaluating candidates are contained in the Nominating Committee’s charter, a copy of which is available in the Investor Relations section of our website at www.etrials.com ..  The criteria are the same for candidates proposed by stockholders as for other candidates.  These criteria are summarized below.  Candidates will be reviewed in the context of current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders.  In conducting this assessment, the Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria: whether the candidate is independent pursuant to the requirements of NASDAQ; whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company; whether the candidate has the ability to read and understand basic financial statements.  The Nominating Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC; whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise; whether the candidate has knowledge of the Company and issues affecting the Company; whether the candidate is committed to enhancing stockholder value; whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company; whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility; whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership; whether the candidate has any prohibitive interlocking relationships or conflicts of interest; whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company; and whether the candidate is able to suggest business opportunities to the Company.

The Nominating Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates.  A stockholder seeking to recommend a prospective nominee for the Nominating Committee’s consideration should submit no later than thirty days after the end of our fiscal year (which ends on December 31): the candidate’s name and qualifications to our Corporate Secretary by mail to Corporate Secretary, etrials Worldwide, Inc., 4000 Aerial Parkway, Morrisville, North Carolina 27560.  The recommendation from a shareholder must contain the following information about the candidate: name; age; business and current residence addresses, as well as residence addresses for the past 20 years; principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce); educational background; permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information; the number of shares of common stock of the Company beneficially owned by the candidate; the information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director; and a signed consent of the nominee to serve as a director of the Company, if elected.

In addition to its role in selecting candidates for serving on our Board of Directors, the Nominating Committee also has the duties of evaluating the performance of current members of the Board, evaluating compensation policies for Board members and evaluating other corporate governance policies of the Company.

Mergers & Acquisitions Committee

The Mergers and Acquisitions Committee reviews and recommends matters related to our efforts to acquire other companies or other products and technologies.  The Merger and Acquisitions Committee held four meetings in 2007.

Attendance at Board, Committee and Annual Stockholders’ Meetings

Our Board held seventeen meetings in 2007, five of which were actions of the Board taken by written consent in lieu of a meeting.  The Board of our etrials subsidiary held four meetings during 2007, three of which were actions taken by written consent in lieu of a meeting.  We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the annual meeting of stockholders.  All of the active Board members either attended in person or via teleconference the 2007 Annual Meeting of Shareholders.  During 2007, each of the current directors on our Board attended each meeting of the Board and each committee meeting on which he served, with the exception of Hans Lindroth, Peter Coker and Robert Brill, who each missed two meetings of the Board and Donald Russell and Peter Coker who each missed one meeting of the M&A Committee. All current directors attended at least 75% of the meetings of the Board and the committees on which he served.

Communications from Stockholders to the Board

The Board recommends that stockholders initiate any communications with the Board in writing and send them in care of our Corporate Secretary. Stockholders can send communications by e-mail to james.clark@etrials.com or by mail to 4000 Aerial Center Parkway, Morrisville, North Carolina 27560.  This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner.  The name of any specific intended Board recipient should be noted in the communication.  The Board has instructed our Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.  In such cases, our Corporate Secretary may forward some of that correspondence elsewhere in the Company for review and possible response.

Report of the Audit Committee

The ultimate responsibility for good corporate governance rests with our Board, whose primary role is providing oversight, counseling and direction to etrials’ management in the best long-term interests of the Company and its stockholders.  The Audit Committee has been established for the purpose of overseeing the Company’s accounting and financial reporting processes, and audits of etrials’ annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter adopted by the Board, a copy of which is posted in the Investor Relations section of our web site at www.etrials.com. We intend that the composition of the Audit Committee, and the attributes of its members and its responsibilities, as reflected in its charter, will be in accordance with applicable requirements for corporate audit committees.  The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of etrials’ financial reporting, internal controls and audit functions.

Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations.  The management of the Company is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls relating, for example, to the reliability and integrity of etrials’ financial information and the safeguarding of the Company’s assets.

Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards.

In accordance with law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent audit firm.  The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules.  The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and to the auditors on the basis of the information it receives; discussions with management and the auditors; and the experience of the Audit Committee’s members in business, financial and accounting matters.

Report of the Audit Committee of the Board of Directors

The Audit Committee hereby reports as follows:

1. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls.  The Audit Committee, in their oversight role, has reviewed and discussed the audited financial statements with the Company’s management.

2. The Audit Committee has discussed with the Company’s independent registered public accounting firm, the overall scope of and plans for its audit.  The Audit Committee has met with the independent registered public accounting firm, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by SAS 61 (Communications with Audit Committee) as may be modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP (“E&Y”) required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as it may be modified or supplemented, and has discussed with E&Y their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company and the Board approved, that the financial statements audited by E&Y for the fiscal years ended December 31, 2007 and 2006 be included in the Company’s Current Report on Form 10-KSB filed on March 10, 2008, as filed with the Securities and Exchange Commission.

Current Audit Committee
Robert Brill, Chair
Peter Collins
Kenneth Jennings

Directors’ Compensation

The following table provides information concerning the compensation during the fiscal year ended December 31, 2007 for persons who served on our Board of Directors  during 2007 (other than Eugene Jennings, our principal executive officer, and John Cline, our former Chief Executive Officer who served on our Board of Directors until November 15, 2007).

DIRECTOR COMPENSATION
Name(a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation($)(e)	Non- Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation($)(g)	Total ($)(j)
Robert Brill	26,500	-	47,730(1)	-	-	-	74,230
Peter Collins	28,000	-	35,432(1)	-	-	-	63,432
Peter Coker	20,500	-	43,631(1)	-	-	-	64,131
Kenneth Jennings	2,625	-	-	-	-	-	2,625
Hans Lindroth	26,625	-	47,730(1)	-	-	-	74,355
Donald Russell	21,500	-	35,432(1)	-	-	-	56,932
Harold Ewen (Board member until November 15, 2007)	22,250	-	35,432(1)	-	-	-	57,682

(1)  See footnote (4) of the Summary Compensation Table for an explanation of how we value options.

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation.  We do not pay employee directors for Board service in addition to their regular employee compensation.  The meeting fees that we paid non-employee directors in 2007 are set forth in the table below.  We reimbursed the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as site visits and sponsored events.

The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.  In accordance with the Compensation Committee’s recommendations, the Board determined the non-employee directors’ compensation effective April 1, 2006 as follows:

Cash compensation:	etrials Worldwide, Inc.	etrials, Inc.
Annual retainer	$10,000	$5,000
Annual retainer for board chairman	$5,000	–
Annual retainer for committee chairman	$2,500	–
Annual retainer for committee member	$1,500	–
Board meeting attendance	$1,000 (in person) $500 (telephonically)	–
Committee meeting attendance	$500 (whether in person or telephonically)	–
Stock Options:
Upon joining board	50,000 shares	25,000
Option vesting schedule	25% on grant date and 25% annually on the anniversary of the grant	25% on grant date and 25% annually on the anniversary of the grant

In October 2007 in order to facilitate making changes to the composition of the Board of Directors, our Board approved a plan to reward certain Directors for resigning, if the Board determines that changing the composition of the Board is in the best interests of our stockholders.  Since our Certificate of Incorporation provides for a "staggered" Board with Directors generally elected for three-year terms, the Board determined that a plan to facilitate resignations would be in the interests of our stockholders by giving the Board a tool to shape Board composition to adapt to changing circumstances.

The plan provides that each Director who resigns prior to the end of his term of office after being asked by the Board of Directors to resign will have their option agreements automatically changed upon such resignation so that: (i) all options that have not vested will immediately become vested effective with the date of resignation, (ii) the expiration date of all his options will be extended until the earlier of the original termination date in effect when the option was granted or a date that is ninety days after the next annual meeting of stockholders of the Company, unless the Board selects an earlier expiration date; and (iii) any options that have vested as of the resignation date will become exercisable on a cashless basis until the option expires.

When Harold Ewen resigned from our Board of Directors on November 15, 2007, 25,000 of his 50,000 options (having an exercise price of $5.71 per share) became vested as a result of this plan, the term of all of his options were extended until the earlier of September 30, 2008 or 90 days after the 2008 Annual Meeting and all his options became exercisable on a cashless basis.

When Mr. Cline resigned from our Board of Directors on November 15, 2007, all of his 474,954 options (with a weighted average exercise price of $4.11 per share and exercise prices ranging from low of $1.92 per share to a high of $5.71 per share) had previously vested, but the term for all his options were extended to the earlier of September 30, 2008 or ninety days after the 2008 Annual Meeting and all his options became exercisable on a cashless basis.

Cashless exercise is a benefit, if options are "in the money."  That is, if the market value of our Common Stock exceeds the exercise price of the options being exercised.  If a Director elects to exercise options on a cashless basis, the Director would receive fewer shares than the Director would have received had the Director paid the exercise price in cash, if the exercise price of the options is less than the value of our Common Stock on the exercise date.  The number of shares that are issued upon cashless exercise is calculated by determining the amount by which the market price of the Common Stock (determined in accordance with the plan or agreement under which the options were granted), exceeds the exercise price of the options being exercised on a cashless basis, and then dividing that excess market value by the exercise per share of the options being exercised on a cashless basis.

The plan provides that its sole purpose is to give the Board greater flexibility in changing the composition of the Board of Directors to adapt to changing circumstances.  Any Director who is an executive officer or employee of the Company at the time he is asked to resign from the Board is not eligible to receive benefits under the plan.  Directors whose conduct or performance of duties or failure to perform duties is the reason for being asked to resign are also not eligible to receive benefits under the plan.

The plan was adopted to comply with Rule 16b-3 under the Securities Exchange Act of 1934 to cause cashless exercises to be exempt from the provisions of Section 16 to the fullest extent such exemption is afforded by Rule 16b-3 under the Exchange Act.

etrials subsidiary’s Board of Directors

Our etrials subsidiary’s board of directors consists of Robert Moreyra and Messrs. Eugene Jennings, Clark, Harte and Russell.  Directors of our subsidiary’s board who are not officers, directors or employees of etrials or are not officers or employees of our etrials subsidiary were compensated with a cash retainer and meeting fees and stock options, which were 25% vested on the grant date, with the remaining options to vest 25% on the first three anniversary dates of the grant.  Presently, Mr. Moreyra is the sole director of our etrials, Inc. subsidiary who is not also an officer or director of etrials.  During 2007, we paid Mr. Moreyra $5,000 in cash as a retainer and the Company recognized $16,878 in non-cash stock compensation expense during 2007 for total compensation of $21,878.  In 2007, we did not pay cash compensation to Mr. Russell for service on our etrials subsidiary’s board of directors.  We have a policy to reimburse the directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as site visits and sponsored events.

All meeting fees and a quarterly installment of annual retainer fees are paid in arrears.  In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors.  No director employed by us receives separate compensation for services rendered as a director.

The only director of our etrials subsidiary whose background is not disclosed elsewhere in this document is Robert Moreyra and his background is as follows:

Robert Moreyra. (48 years old) Mr. Moreyra has been a director of etrials, Inc. since February 9, 2006 and was an executive vice president and one of our directors from our inception until his resignation upon consummation of a merger.  Mr. Moreyra has been a principal and executive vice president of Atlantic American Corporate Group since February 2001.  Since February 2001, he also has been a managing director of Atlantic American Capital Advisors, LLC, an investment banking firm wholly owned by Atlantic American Corporate Group specializing in assisting small and mid-sized private and public companies.  Mr. Moreyra has been a director of Digital Lightwave, Inc., a NASDAQ listed public company that designs, develops and markets a portfolio of portable and network based products for installing, maintaining and monitoring fiber optic circuits and networks, since June 30, 2003.  Mr. Moreyra received a B.B.A in finance from the Florida International University and a M.B.A. from the University of Central Florida’s graduate school of business.

Non-Director Executive Officers

Our executive officers who are not members of our Board of Directors as of April 1, 2008, are as follows:

James W. Clark, Jr. (56 years old) Mr. Clark has served as our chief financial officer, treasurer and secretary since January 2003, and was the chief financial officer of our etrials subsidiary from January 2003 until November 2005.  From July 2000, he was the vice president of finance, chief financial officer, treasurer and secretary of Araccel Corporation, a subsidiary of MiniDoc AB, which merged with our etrials subsidiary in January 2003.  Mr. Clark received his Batchelor of Arts degree from Butler University.

Peter Benton. (43 years old) Mr. Benton has served as our vice president and chief operating officer since November 2007 and as a consultant and acting chief operating officer from July 2007 until November 2007. From April 2004 until November 2007 he held the position of Managing Director, Wharton Venture Partners and its related entities. From September 2001 until March 2004 he served as Vice President for Johnson & Johnson’s Pharmaceutical Research and Development business.  Prior to J&J, Mr. Benton held positions at TRW and General Electric. Mr. Benton has a BS from Northeastern University and an MBA in finance and strategy from The Wharton School, University of Pennsylvania.

Michael Mickens.  (40 years old) Mr. Mickens has served as the vice president of sales and client services since December 2007.  Mr. Mickens joined etrials from Cerner Corp., where he was vice president of worldwide sales and business development from June 2004 until November 2007. From January 2002 until July 2003, he was vice president of worldwide sales and business development at QED Solutions, Inc.  Mr. Mickens has a Bachelor of Science in Business Administration degree with a double major in Finance and Marketing from Colorado State University.

Marc Leighton.  (53 years old)  Mr. Leighton has served as the vice president of human resources since August 2007.  Prior to joining etrials, Mr. Leighton served from June 2006 until August 2007 as vice president of human resources at First NLC Financial Services and from November 2003 until January 2006 at Matria Healthcare.  Mr. Leighton holds a Master of Science degree in Human Resources from Central Michigan University and a Bachelors of Business Administration from Western Michigan University.

Chuck Piccirillo.  (47 years old)  Mr. Piccirillo has served as vice president of product development since September 2007.  Mr. Piccirillo was an independent consultant from April 2007 until September 2007 and executive director research and development of Hill-Rom Corporation from January 2003 until March 2007.  Mr. Piccirillo has a Bachelor of Science in Electrical Engineering from Fairleigh Dickinson University.

Arthur D. Campbell.  (47 years old) Mr. Campbell has served as our vice president of information technology & chief information officer since January 2007 and as our director of information technology and global services from August 2006.  Prior to joining etrials Mr. Campbell served as President of Echelon Systems from May 1997 until August 2006. Mr. Campbell additionally served as CTO to Martin Marietta from July 2000 until May 2003. Mr. Campbell has a BS in Computer Science from the University of New York, and Graduate ISMP from GE Crotonville.

Joseph Trepanier.  (39 years old)  Mr. Trepanier has served as vice president of finance and corporate controller since March 2008.  From July 2007 until March 2008, Mr. Trepanier served as chief operating officer of Smart Online, from February 2004 until June 2007, he was the chief financial officer of DataFlux Corporation, and from January 2003 until February 2004, he was director of finance of Hill-Rom Corporation.  Mr. Trepanier is a NC licensed CPA and holds a BS in accounting from West Virginia University, a BS in business from the University of New Hampshire, and an MBA from Southern New Hampshire University.

Michael Harte.  (45 years old) Mr. Harte has served as our senior vice president of strategic accounts since June 2007 and as our senior vice president of sales from January 2006 until June 2007. Mr. Harte served as senior vice president of strategic accounts from January 2005 until January 2006 and as vice president of global sales from January 2002 until January 2005. He joined etrials in February 2000 as its director of sales, a position in which he served until January 2002. Mr. Harte holds a BS in economics and business administration from Ursinus College and an MBA from LaSalle University.

Robert Sammis. (56 years old)  Mr. Sammis has served as our vice president of client services since May 2007 and as vice president and chief operating officer from March 2003 until May 2007.  From September 2000 until March 2003 he served as vice president and principal at Hagy and Associates, PC.  Mr. Sammis has a BA from the University of Houston and an MBA from the University of Texas.

PROPOSAL 2: RATIFICATION OF SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent audit firm since February 2006, and prior to the merger was the independent audit firm of our etrials subsidiary from March 2000 forward.  BDO Seidman LLP was CEA Acquisition Corp.’s independent audit firm prior to the merger.  The Audit Committee has selected Ernst & Young as our independent audit firm for the fiscal year ending December 31, 2008.  Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services and other regulations affecting the audit engagement process substantially assist in supporting auditor independence despite the long-term nature of Ernst & Young’s services to us.

As a matter of good corporate governance, the Audit Committee has determined to submit its selection of the independent audit firm to our stockholders for ratification at a meeting of shareholders to be held later in 2007.  In the event that this selection of Ernst & Young is not ratified by the majority of the shares of common stock present or represented at the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm.

Representatives of Ernst & Young attended all meetings of our Audit Committee during 2006 and 2007 and all meetings of the Audit Committee of our etrials subsidiary in 2005 and 2006.  The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services.  In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence.  To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent registered public accounting firm.  In 2006 and 2007, neither we nor our etrials subsidiary obtained any of these prohibited services from Ernst & Young.  We use unrelated firms for these types of non-audit services.

We expect that representatives Ernst & Young will attend our 2008 Annual Meeting.  Such representatives will be afforded an opportunity to make a statement at the meeting and will be available to answer questions posed by stockholders.

Fees Paid to Independent Registered Public Accounting Firms

Ernst & Young, LLP

The following table shows the fees that were paid or incurred for audit and other services provided by Ernst & Young LLP for fiscal years 2005 and 2006 for our etrials subsidiary.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2007	2006
Audit fees	$472,500	$356,500
Audit-related fees	—	—
Tax fees	13,800	14,100
All other fees	―	—
Total	$486,300	$370,600

Audit Fees.  This category includes the audit of our annual consolidated financial statements, consents and review of documents filed with the SEC, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.  This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees.  This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”  There were no such services provided during the years ended December 31, 2007 and 2006.

Tax Fees.  This category consists of tax services generally for tax compliance.

All Other Fees.  None.

The Audit Committee reviews and approves all services to be provided by Ernst & Young for both audit and permitted non-audit services.  The decision of the Audit Committee with respect to non-audit services will be based upon the determination that those services will not impact the audit services provided by Ernst & Young.

BDO Seidman, LLP

The following table shows the fees that paid or accrued for audit and other services provided by BDO Seidman, LLP for fiscal years 2006 and 2007.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2007	2006
Audit fees	$—	$2,600
Audit-related fees	—	—
Tax fees	—	—
All other fees	―	—
Total	$—	$2,600

Audit Fees.  This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-QSB quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.  This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees.  This category consists of assurance and related services provided by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”  There were no such services provided during the years ended December 31, 2006 and 2007.

Tax Fees.  This category consists of tax services generally for tax compliance and tax preparation.  We did not use BDO Seidman for these services in 2007 or 2006.

All Other Fees.  None

Recommendation of the Board

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth information regarding ownership of our common stock on April 1, 2008 by (i) each of our directors and named executive officers and nominees to become directors, (ii) a director of our etrials, Inc. subsidiary, (iii) four holders of more than 5% of our common stock who are not officers or directors, and (iv) all of our directors and executive officers as a group.  Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed.

	Number of
	Shares of
	Common Stock
	Beneficially
	Owned at
Stockholder(1)	April 1, 2008		Percent of Class
Directors
Robert Brill	948,861	(2)	8.3%
Peter Coker	326,330	(3)	2.8%
Peter Collins	25,000	(4)	0.2%
Donald Russell	301,750	(5)	2.7%
Hans Lindroth	71,508	(6)	0.6%
Eugene Jennings	322,549	(7)	2.8%
Kenneth Jennings	22,500	(8)	0.2%

Non-Director Executive Officers
James W. Clark, Jr.	538,713	(9)	4.6%
Michael Harte	79,958	(10)	0.7%
Robert Sammis	62,904	(11)	0.6%
Peter Benton	24,938	(12)	0.2%
Arthur D. Campbell	20,517	(13)	0.2%
Marc Leighton	14,482	(14)	0.1%
Chuck Piccirillo	12,931	(15)	0.1%
Michael Mickens	8,867	(16)	0.1%
Joseph Trepanier	-		-

Subsidiary Board Member
Robert Moreyra	250,063	(17)	2.2%

Other 5% Shareholders
InfoLogix	607,236	(18)	5.4%
MiniDoc AB	1,319,747	(19)	11.7%
Newlight Associates Funds	948,861	(2)	8.3%
Peninsular Capital Management, L.P.	664,208	(20)	5.9%

All Officers and Directors and Nominees as a Group (17 individuals including members of our subsidiary’s Board of Directors)	2,995,590	(21)	24.3%

(1)	Unless otherwise indicated, the business address of each of the following is 4000 Aerial Center Parkway, Morrisville, North Carolina 27560.
(2)
Robert Brill’s and Newlight Associates Funds business addresses are both c/o Newlight Management, LLC, 500 North Broadway, Suite 144, Jericho, New York 11753.  Includes: (i) 580,280 shares of common stock held by Newlight Associates II, LP; (ii) 203,721 shares of common stock held by Newlight Associates II (BVI), LP; (iii) 93,352 shares of common stock held by Newlight Associates II-E, LLC; and (iv) 71,508 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008.  Dr. Brill is a general partner of each of the three Newlight Associates II entities; the other general partner of the three Newlight Associates II entities is Robert Raucci, whose business address is the same as Dr. Brill’s.  Dr. Brill and Mr. Raucci will exercise voting control over the shares of CEA common stock held by the three Newlight Associates II entities.  Does not include 30,168 shares of common stock issuable upon the exercise of options that will not become exercisable within sixty (60) days of April 1, 2008.

(3)
Peter Coker’s business address is c/o Tryon Capital, The Europa Center, 100 Europa Drive, Suite 455, Chapel Hill, North Carolina 27514.  Includes: (i)  136,555 shares of common stock issuable upon the exercise of stock options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008; (ii) 119,376 shares of common stock held by a trust established by Mr. Coker’s wife; and (iii) 29,556 shares of common stock held by Dunlap Industries, Ltd., of which Mr. Coker is a shareholder and the Managing Director. Ltd. Does not include 28,445 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days of April 1, 2008.

(4)
Peter Collins’ business address is 350 Camino Gardens Boulevard, Suite 102, Boca Raton, FL 33432.  Includes 25,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or which will become exercisable within sixty (60) days after April 1, 2008.  Does not include 25,000 shares of common stock issuable upon exercise of stock options which will not become exercisable within sixty (60) days after April 1, 2008.

(5)
Donald Russell’s business address is 101 E. Kennedy Blvd., Suite 3300, Tampa, Florida 33602.  Includes 25,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or which will become exercisable within sixty (60) days after April 1, 2008.  Does not include 25,000 shares of common stock issuable upon exercise of stock options which will not become exercisable within sixty (60) days after April 1, 2008.

(6)
Hans Lindroth’s business address is c/o Lingfield AB, Klevgránd 2, 11634 Stockholm, Sweden.  Includes 71,508 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008.  Does not include (i) 1,319,747 shares of common stock held by MiniDoc AB, of which Mr. Lindroth is a member of the board of directors; (ii) 607,236 shares of common stock held by Infologix (BVI) Limited, of which Mr. Lindroth is a member of the board of directors; and (iii) 30,168 shares of common stock issuable upon the exercise of options that will not become exercisable within sixty (60) days of April 1, 2008.

(7)
Includes for Eugene Jennings: (i) 220,674 shares of common stock subject to a risk of forfeiture, but as to which Eugene Jennings has the right to vote and (ii) 92,500 shares of common stock issuable upon exercise of options that are currently exercisable or which will become exercisable within sixty (60) days after April 1, 2008.  Does not include 277,500 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days after April 1, 2008.

(8)
Includes for Kenneth Jennings:  (i) 12,500 shares of common stock issuable upon exercise of options that are currently exercisable or which will become exercisable within sixty (60) days after April 1, 2008 and (ii) 10,000 shares of common stock owned by his wife.  Does not include 37,500 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days after April 1, 2008.

(9)
Includes for Mr. Clark:  (i) 49,261 shares of common stock subject to a risk of forfeiture, but as to which Mr. Clark has the right to vote and (ii) 399,452 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008.  Does not include 207,070 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days of April 1, 2008.

(10)
Includes for Mr. Harte 69,008 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008.  Does not include 30,993 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days of April 1, 2008.

(11)
Includes for Mr. Sammis 61,340 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008.  Does not include 18,660 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days of April 1, 2008.

(12)
Includes for Peter Benton: (i) 24,938 shares of common stock subject to a risk of forfeiture, but as to which Mr. Benton has the right to vote.  Does not include 100,000 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days after April 1, 2008.

(13)
Includes for Mr. Campbell: (i) 15,517 shares of common stock subject to a risk of forfeiture, but as to which Mr. Campbell has the right to vote and (ii) 5,000 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008.  Does not include 45,000 shares of common stock issuable upon exercise of stock options which will not become exercisable within sixty (60) days after April 1, 2008.

(14)
Includes for Marc Leighton: (i) 14,182 shares of common stock subject to a risk of forfeiture, but as to which Mr. Leighton has the right to vote.  Does not include 50,000 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days after April 1, 2008.

(15)
Includes for Chuck Piccirillo: (i) 12,931 shares of common stock subject to a risk of forfeiture, but as to which Mr. Piccirillo has the right to vote  Does not include 25,000 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days after April 1, 2008.

(16)
Includes for Michael Mickens: (i) 8,867 shares of common stock subject to a risk of forfeiture, but as to which Mr. Mickens has the right to vote.  Does not include 50,000 shares of common stock issuable upon the exercise of options which will not become exercisable within sixty (60) days after April 1, 2008.

(17)
Robert Moreyra’s business address is 101 E. Kennedy Blvd., Suite 3300, Tampa, Florida 33602.  Mr. Moreyra is not an officer or director of etrials, but is a director of our etrials, Inc. subsidiary.  Includes 12,500 shares of common stock issuable upon exercise of stock options that are currently exercisable or which will become exercisable within sixty (60) days after April 1, 2008.  Does not include 12,500 shares of common stock issuable upon exercise of stock options which will not become exercisable within sixty (60) days after April 1, 2008

(18)
Infologix (BVI) Limited is a company organized in the British Virgin Islands whose registered office address is Palm Grove House, Road Town, Tortola, British Virgin Islands, and whose business address is 14 Boulevard de Philosophes, 1205 Geneve, Switzerland (hereinafter “Infologix”). Infologix is wholly owned by Hammerwood (BVI) Limited, a company organized under the laws of the British Virgin Islands (hereinafter “Hammerwood”). Hammerwood is controlled by Elmwood Investment Holdings Ltd., a holding company organized in the British Virgin Islands. The Peder Sager Wallenberg Charitable Trust has the right to receive 25% of 99.9% of all dividends declared by Hammerwood and 25% of all of the assets of Hammerwood distributed upon any liquidation thereof. Does not include 1,319,747 shares of common stock held by MiniDoc AB, a company organized in Sweden, of which Infologix owns approximately 39.4%. The Board of Directors of Infologix consists of Martyn David Crespel, Hans Lindroth and Ellipsis Limited, a company organized under the laws of Malaysia. The Board of Directors of Infologix has the power to vote the shares of common stock held by Infologix.

(19)
MiniDoc AB’s business address is Norrmalmstorg 14, 111 46 Stockholm, Sweden.  MiniDoc AB is a publicly-traded holding company the stock of which is traded on the small cap over-the-counter market in Sweden.  Does not include shares of common stock issuable upon the exercise of options that are held by Mr. Lindroth.  Does not include shares of stock held by Infologix (BVI) Limited (see note (20), above), which owns approximately 39.4% of the outstanding shares of MiniDoc AB.  The Board of Directors of MiniDoc consists of Mr. Lindroth, Lars Lindgren and Per Egeberg.  The Board of Directors exercises voting control over the shares of our common stock held by MiniDoc, other than those matters (if any) which must be presented to a vote of MiniDoc’s shareholders under applicable law.

(20)
Shares for Peninsular Capital Management, L.P. are taken from the Schedule 13G/A filed with the Securities and Exchange Commission on February 5, 2008.  The number of shares owned on April 1, 2008 may differ.

(21)
Includes 981,870 shares of common stock issuable upon the exercise of options that are currently exercisable or which will become exercisable within sixty (60) days of April 1, 2008.  Does not include 868,002 shares of common stock issuable upon the exercise of options that are not currently exercisable and which will not become exercisable within sixty (60) days of April 1, 2008.  Includes shares beneficially owned by Mr. Moreyra, who is not an officer or director of etrials, but who is a director of etrials’ subsidiary.  See the table and footnote number (19) above.

Expiration of Warrants and Cancellation of Escrowed Shares

There are substantial changes to the Beneficial Ownership Table this year with respect to the numbers of shares owned by officers, directors and 5% shareholders compared to the numbers of shares reported in the Beneficial Ownership Table in prior years which reflect (i) the expiration of warrants owned and (ii) the cancellation of certain shares held in escrow since February 2006 pursuant to the terms of a merger agreement.

EXECUTIVE COMPENSATION

Executive Compensation

The following sets forth summary information concerning the compensation paid for the last two fiscal years to both our current and former principal executive officer (both of whom served as our principal executive officer during part of year 2007, and the persons who were our two highest paid executive officers at December 31, 2007.  No one who served as an executive officer during any part of 2007 received higher compensation.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Title	Year (b)	Salary ($) (c)	Bonus ($) (d)	Option Awards ($) (f)	All Other Compensation ($) (i)	Total ($) (j)
Eugene Jennings	President & CEO since May 2007	2007 2006	199,740 -	95,000(1) -	190,962 -	29,713(5) (9) -	515,415 -
John Cline	President & CEO until May 2007	2007 2006	298,331 253,200	- 109,005(2)	584,333(4) 264,159(4)	21,681(5) (6) 20,791 (5) (6)	904,345 647,155
James W. Clark, Jr.	Treasurer & CFO	2007 2006	200,000 204,091	- 88,725(2)	310,360(4) 187,224(4)	24,481(5) (7) 16,960 (3)(7)	534,841 497,000
Michael Harte	Senior VP of Sales	2007 2006	171,250 166,350	114,688(3) 119,142(3)	19,568(4) 14,703(4)	22,008(5) (8) 11,494 (5)(8)	327,514 311,689

(1)	Bonus for Eugene Jennings for 2007 was guaranteed as a condition of his employment contract with the Company.
(2)
Bonuses for John Cline and James Clark were for 2005 performance paid in 2006.  The bonuses were based upon defined targets for year 2005 established by the Compensation Committee of the Board of Directors.  For one of those targets, 94.6% of the minimum target was achieved and the compensation committee deemed that the target was substantially met and the bonus accrued.

(3)	Consists of commissions earned in 2007 and 2006 for Michael Harte.
(4)	Amounts shown in this column are based on the accounting expense recognized by the Company in fiscal years 2007 and 2006 related to stock option awards made in 2007, 2006 and in prior periods. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the executive) or that the value on exercise will equal the FAS 123R value. The assumptions and methodology used to calculate the accounting expense recognized in fiscal 2007 and 2006 for these stock option awards are as follows:

Valuation and amortization method - The Company determines the fair value of stock options using the Black-Scholes option-pricing formula.  This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term - The expected term represents the period that the Company determined based upon the “simplified” method as allowed under the provisions of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 (“SAB 107”) and represents the period of time that options granted are expected to be outstanding.

Expected Volatility - The fair value of stock-based awards reflects a volatility factor the Company has determined based on an analysis of reported data for a peer group of companies that have issued stock options with substantially similar terms.

Expected Dividend Yield - The expected dividend yield is assumed to be zero because the Company has not paid and does not anticipate paying cash dividends on its shares of common stock.

Risk-Free Interest Rate - The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the yield to maturity at the time of the stock option grant on zero-coupon U.S. government bonds having a remaining life equal to the option’s expected life.

The following assumptions were used to estimate the fair value of option awards reflected in the Summary Compensation Table:

	2003	2004	2005	2006	2007

Expected dividend yield	0%	0%	0%	0%	0%
Expected volatility	0%	0%	0%	100%	100%
Risk-free interest rate	3.61%	4.46%	3.74%	5.08%	4.36%
Expected life (in years)	7.0	7.0	7.0	3.7	4.0

(5)
Includes automobile allowances of $3,688 for Eugene Jennings for 2007, $6,000 for James Clark for each of 2006 and 2007, $9,000 for Michael Harte for each of 2006 and 2007 and $6,000 for 2006 and $3,000 for 2007 for John  Cline.

(6)
Consists for Mr. Cline of company contribution to 401(k) plan of $6,400 for 2007 and $10,000 for 2006, imputed value of group term life insurance of $414 for 2007 and $270 for 2006 and company paid premiums for health, dental, and disability insurance employee programs of $11,869 for 2007 and $10,251 for 2006.

(7)
Consists for Mr. Clark of company contribution to 401(k) plan of $9,442 for 2007 and $9,300 for 2006, imputed value of group term life insurance of $774 for 2007 and $410 for 2006 and company paid premiums for health, dental, and disability insurance employee programs of $8,265 for 2007 and $7,250 for 2006.

(8)
Consists for Mr. Harte company contribution to 401(k) plan of $5,331for 2007 and $5,113 for 2006, imputed value of group term life insurance of $265 for 2007 and $184 for 2006 and company paid premiums for health, dental, and disability insurance employee programs of $7,412 for 2007 and $6,197 for 2006.

(9)
Consists for Mr. Jennings of value of vested restricted stock award of $18,844 for 2007, imputed value of group term life insurance of $259 for 2007 and company paid premiums for health, dental, and disability insurance employee programs of $6,922 for 2007.

Unexercised Stock Options and Unvested Equity at Year End

The following table provides information for each named executive officer concerning unexercised options, stock that has not vested and equity incentive plan awards outstanding at December 31, 2007.

OUTSTANDING EQUITY AWARD AT FISCAL YEAR END
OPTION AWARDS					STOCK AWARDS
Name & Title (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Common Stock That Have Not Vested (#) (g)	Market Value of Shares of Common Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Been Vested (#) (i)	Equity Incentive Plan Awards: Market or Payment Value of Unearned Shares Units or Other Rights That Have Not Vested ($) (j)
Eugene Jennings President & CEO since May 2007	46,250	323,750	4.70	5/17/2012	43,750	126,875	-	-

John Cline President & CEO until May 2007	137,800	-	1.92	9/30/2008	-	-	-	-
	62,010	-	2.18	9/30/2008	-	-	-	-
	13,780	-	4.35	9/30/2008	-	-	-	-
	261,364	-	5.71	9/30/2008	-	-	-	-

James W. Clark, Jr. Treasurer & CFO	84,272	-	1.93	1/29/2013	-	-	-	-
	96,460	-	1.92	5/12/2013	-	-	-	-
	41,340	13,780	2.18	8/2/2014	-	-	-	-
	10,335	10,335	4.35	5/31/2015	-	-	-	-
	143,182	206,818	5.71	6/12/2011	-	-	-	-

Michael Harte Senior VP of Strategic Accounts	8,268	-	1.63	1/10/2010	-	-	-	-
	8,268	-	1.63	6/30/2011	-	-	-	-
	8,268	-	1.63	7/21/2012	-	-	-	-
	16,536	-	1.92	1/28/2013	-	-	-	-
	20,670	6,890	2.18	8/2/2014	-	-	-	-
	3,445	3,445	4.35	5/31/2015	-	-	-	-
	3,553	10,657	4.29	7/31/2011	-	-	-	-
	-	10,000	2.99	11/14/2012	-	-	-	-

On May 18, 2007 Eugene Jennings replaced John Cline as President and Principal Executive Officer of etrials Worldwide, Inc. and of its subsidiary etrials, Inc.

Employment Agreements

Eugene Jennings

On May 18, 2007, we entered into an employment agreement with Mr. Jennings.  The agreement has an initial term of three (3) years, which initial term is automatically renewable for additional consecutive one (1) year terms, unless timely notice of non-renewal is given by either etrials or Mr. Jennings.  Mr. Jennings’ employment agreement provides that he will receive a minimum base salary of $325,000 and an annual bonus of up to one hundred percent of his base salary on terms and conditions determined by the compensation committee of our board of directors.  He is also entitled to participate in all our present and future employee benefit, retirement and compensation plans and of our etrials subsidiary consistent with his position as chief executive officer and president of each company.  For year 2007, the bonus is fixed at $95,000 and is earned based on continued employment at the end of 2007.

Pursuant to the employment agreement, on May 18, 2007, the Board of Directors granted Mr. Jennings options to purchase 370,000 shares of our common stock with an exercise price of $4.70 per share, which was the last sale price of our common stock on the date of grant.  At the same time the Board granted Mr. Jennings 50,000 shares of restricted stock for a purchase price equal to the par value of the restricted shares.  Both the options and the restricted shares vest quarterly in arrears over a four year period.

In addition, the employment agreement provides that Mr. Jennings is entitled to relocation payments and that, in the event of the termination of the executive’s employment (including termination as a result of non-renewal), we will pay the executive his base salary and annual bonus through the date of termination, if he is terminated by us for “cause” (as defined) or if he terminates his employment without “good reason” (as defined).  If the termination is by us without “cause” or by executive for “good reason”, we must (i) pay the executive his base salary for a period of eighteen (18) months after the termination of his employment and (ii) any stock options and restricted shares that would have vested and become exercisable within eighteen (18) months of the date of termination immediately become vested and exercisable.  If in connection with a “change of control,” we terminate executive’s employment without “cause” or executive terminates for “good reason,” we must pay the executive his base salary for a period of eighteen (18) months after the termination of his employment, and all of the executive’s stock options immediately become vested and exercisable.  The executive’s exercisable stock options will remain exercisable for a period of eighteen (18) months after his termination other than for “cause”; such exercise may be made on a cashless basis if made within 90 days of the date of termination.

Mr. Jennings' employment agreement also includes certain restrictive covenants that limit the executive’s ability to compete with etrials and our etrials subsidiary or to divulge certain confidential information concerning etrials and our etrials subsidiary.

John K. Cline

We entered into an employment agreement dated August 22, 2005, and effective February 9, 2006 with John K. Cline, who was the president and chief executive officer of both etrials and our etrials subsidiary until Mr. Jennings was appointed to those positions in May 2007, at which time Mr. Cline terminated his employment agreement.  Mr. Cline's employment  agreement had an initial term of two (2) years, and was automatically renewable for additional consecutive one (1) year terms, subject to notice of non-renewal Mr. Cline’s employment agreement provided that Mr. Cline would receive a minimum base salary of $250,000, and options to purchase 500,000 shares of our common stock.  Such options, which were granted on June 13, 2006, vested quarterly in arrears over a four year period and have an exercise price of $5.71 per share, which exceeded the fair market value of $4.45 of our common stock on the date of grant.  In addition, Mr. Cline’s employment agreement provides that Mr. Cline is entitled to receive an annual bonus of up to one hundred percent of his base salary on terms and conditions determined by the compensation committee of our board of directors, and to participate in all present and future employee benefit, retirement and compensation plans of etrials and our etrials subsidiary consistent with his position as chief executive officer and president of each company.

Pursuant to the terms of his employment agreement and an agreement entered into in June 2007, Mr. Cline's employment with the Company terminated on June 30, 2007, the Company is continuing to pay Mr. Cline his base salary and Mr. Cline will continue to participate in the Company's employee benefit plans until June 30, 2008, the Company paid Mr. Cline approximately $48 thousand for unused vacation time, the Company agreed to pay Mr. Cline 50% of the 2007 bonus he would have earned had he remained employed by the Company through the end of 2007, but no bonus payment was made, because 2007 bonus targets were not achieved.  When Mr. Cline's employment terminated, a total of 621,372 options held by Mr. Cline were vested, including all options that had been scheduled to vest on or before May 18, 2008 and options whose vesting accelerated because of his termination. Until August 17, 2007, Mr. Cline had the right to exercise his options on a cashless basis.  On August 17, 2007, Mr. Cline exercised 146,418 options on a cashless basis, which resulted in the issuance of 85,179 shares to Mr. Cline.  Following that cashless exercise, Mr. Cline owed options to purchase 474, 954 shares at October 1, 2007.  When Mr. Cline's employment terminated, the Company also entered into a consulting agreement with Mr. Cline pursuant to which the Company is paying Mr. Cline a total of $50,000 for six months to facilitate the transition for the Company's new principal executive officer.  Mr. Cline remained a member of the Company's Board of Directors until November 2007, but he was not compensated for his service as a director.  Mr. Cline resigned from our Board of Directors effective November 15, 2007 and his options were modified at that time under the terms of a plan described under "Corporate Governance - Directors' Compensation."

James W. Clark, Jr.

We entered into an employment agreement dated August 22, 2005, and effective February 9, 2006, with James W. Clark, Jr., the chief financial officer, secretary and treasurer of etrials and the chief financial officer, secretary and treasurer of our etrials subsidiary.  The agreement has an initial term of two (2) years, which initial term is automatically renewable for additional consecutive one (1) year terms, unless timely notice of non-renewal is given by either etrials or Mr. Clark.  Mr. Clark’s employment agreement provides that Mr. Clark will receive a minimum base salary of $200,000 and options to purchase 350,000 shares of our common stock.  Such options, which were granted on June 13, 2006, vest quarterly in arrears over a four year period and have an exercise price of $5.71 per share, which exceeded the fair market value of $4.45 of our common stock on the date of grant.  In addition, Mr. Clark’s employment agreement provides that Mr. Clark is entitled to receive an annual bonus of up to one hundred percent of his base salary on terms and conditions determined by the compensation committee of our board of directors, and to participate in all present and future employee benefit, retirement and compensation plans of etrials and our etrials subsidiary consistent with his position as chief financial officer, secretary and treasurer of etrials and chief financial officer, secretary and treasurer of our etrials subsidiary.

Michael Harte

We entered into an employment agreement dated August 22, 2005, and effective February 9, 2006, with Michael Harte, the senior vice president of sales of etrials.  The agreement has an initial term of two (2) years, which initial term is automatically renewable for additional consecutive one (1) year terms, unless timely notice of non-renewal is given by either etrials or Mr. Harte.  Mr. Harte’s employment agreement provides that Mr. Harte will receive a minimum base salary of $160,000.  In addition, Mr. Harte’s employment agreement provides that Mr. Harte is entitled to receive sales commission payments on terms and conditions determined by etrials’ chief executive officer and approved by etrials’ board of directors, and to participate in all present and future employee benefit, retirement and compensation plans of etrials consistent with his position as senior vice president of the company.  On August 1, 2007 we also granted Mr. Harte options to purchase 14,210 shares of our common stock for an exercise price of $4.29 per share, the fair market value of our common stock on the date of grant.  The options vest annually in arrears over a four-year period.

Provisions Applicable to All Three Agreements for Mesers Cline, Clark and Harte

Each of the three employment agreements for Messrs. Cline, Clark and Harte further provides that, in the event of the termination of the executive’s employment (including termination as a result of non-renewal), we will pay the executive his base salary and annual bonus through the date of termination if he is terminated by us for “cause” (as defined) or if he terminates his employment without “good reason” (as defined).  If the termination is without “cause” or for “good reason”, we must (i) pay the executive his base salary for a period of twelve (12) months after the termination of his employment, and (ii) any stock options that would have vested and become exercisable within one year of the date of termination immediately become vested and exercisable.  If we terminate the executive’s employment in connection with a “change in control” (as defined), we must pay the executive his base salary for a period of eighteen months after the termination of his employment, and all of the executive’s stock options immediately become vested and exercisable.  The executive’s exercisable stock options will remain exercisable for a one year period after his termination other than for “cause”; such exercise may be made on a cashless basis if made within 90 days of the date of termination.

Each of the three employment agreements also includes certain restrictive covenants that limit the executive’s ability to compete with etrials and our etrials subsidiary etrials or to divulge certain confidential information concerning etrials and our etrials subsidiary (or, in the case of Mr. Harte, only our etrials subsidiary in each instance).

The foregoing is only a summary.  Each of these employment agreements are filed as exhibits to our filings with the Securities and Exchange Commission and investors who desire to understand all the provisions of these agreements (including the definitions of defined terms) should read these agreements in their entirety.  The exhibit index to this report refers to the report in which these employment agreements are filed as exhibits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our Policies.  It is our policy that all employees must avoid any activity that is or has the appearance of being hostile, adverse or competitive with the Company, or that interferes with the proper performance of their duties, responsibilities or loyalty to etrials.  These policies are included in our Conflict of Interest Policy, which covers our directors, executive officers and other employees.  Each director and executive officer is instructed to always inform our Board when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our Conflict of Interest Policy.  If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our attorneys to work with our management to determine if there is a conflict of interest.  Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Board or the Audit Committee.

NASDAQ Rules.  NASDAQ rules defining “independent” director status also govern conflict of interest situations.  As discussed above, each of our directors other than Eugene Jennings and Don Russell, qualifies as “independent” in accordance with the NASDAQ rules.  The NASDAQ rules include a series of objective tests that would not allow a director to be considered independent, if the director has or has had certain employment, business or family relationships with the company.  The NASDAQ independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis.  In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and our management.  As discussed above, the nominating process we use is designed to ensure that a majority of the members of our Board of Directors will continue to be "independent" as required by NASDAQ rules.

SEC Rules.  In addition to our policies and NASDAQ policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving the Company and a director or executive officer or persons and entities affiliated with them.  In addition, as required by NASDAQ rules, the members of the Audit Committee each qualify as “independent” under special standards established by the U.S. Securities and Exchange Commission (“SEC”) for members of audit committees.

Related Party Transactions

Except for compensatory stock options and restricted shares of common stock issued to officers and directors for services in their capacities as officers and directors, which have been described elsewhere in this document, we have not issued any stock, options, warrants or other securities to any of our named executive officers, directors and beneficial holders of 5% or more of our outstanding capital stock during the period beginning January 1, 2007 and ending December 31, 2007 or through the date of this document.

Except for normal compensation arrangements for services in their capacities as officers, directors and employees, we did not enter into any transactions with any of our executive officers, directors or beneficial owners of 5% or more of our outstanding capital stock during the period beginning January 1, 2007 and ending December 31, 2007 or through the date of this document.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of our Compensation Committee during 2007 were independent directors and none of them were our employees or former employees.  During 2007, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or board of directors.

ADDITIONAL MEETING INFORMATION

Meeting Proposals

There are no other matters that the Board intends to present, or has reason to believe others will present, at the annual meeting.  If other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote in accordance with their best judgment on such matters.

Proxy Solicitation

We will bear the expense of soliciting proxies.  Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise.  We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain statutory fee schedules.  We currently estimate that this reimbursement will cost us more than $5,000.  The actual amount will depend on variables such as the number of proxy materials.  We will tabulate stockholder votes for the 2008 annual meeting without the services of an independent inspector of elections.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5.  Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.  Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements.  As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on a review of the copies of such forms in our possession, and on written representations from certain reporting persons, we believe that during fiscal 2007 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) other than Kenneth Jennings, who delayed filing a Form 3 until 2008 after being elected as a director in November, 2007.

2009 Stockholder Proposals or Nominations

Our board of directors knows of no matters other than those matters described above that will be presented for consideration at the 2008 Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.  With respect to business to be brought before the 2008 Annual Meeting, we have not received any notices from stockholders that we are required to include in this Proxy Statement.

From time to time, our stockholders submit proposals that they believe should be voted on at the annual meeting or recommend persons who they believe should be nominated for election to the Board.  Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement.  Any such stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary, via e-mail at james.clark@etrials.com , or by mail to 4000 Aerial Center Parkway, Morrisville, North Carolina 27560.  Failure to deliver a proposal by one of these means may result in it not being deemed timely received.

SEC Rule 14a-8 (e) (2) allows us to exclude from our proxy materials all submissions not received earlier than 120 days before the anniversary of the date we send proxy materials to stockholders for the 2008 Annual Meeting.  Because our proxy materials for our 2008 Annual Meeting of Stockholders are being mailed to stockholders on May 2, 2008, the anniversary of that 120th date is January 2, 2009.

 For information about recommending individuals for consideration as nominees, see the subsection of the Corporate Governance section of this document entitled "Nominating and Corporate Governance Committee.”

Under our Bylaws, if a stockholder intends to nominate a person as a candidate for election to the Board directly (rather than through our Nominating Committee) or other matter the stockholder would like to have considered at the Annual Meeting, the stockholder may submit the nomination or other proposal to us not less than 60 days or more than 90 days prior to the date of the 2009 annual meeting; provided that in the event that less than 70 days notice or prior public disclosure of the date of our 2009 annual meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the 2009 annual meeting is mailed or such public disclosure is made, whichever first occurs. Stockholder submissions must be made by a registered stockholder on its behalf or on behalf of the beneficial owner of the shares and must include certain information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our stock.

We will not entertain any proposals or nominations at the 2009 annual meeting that do not meet these requirements.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary via e-mail at james.clark@etrials.com , or by mail to 4000 Aerial Center Parkway, Morrisville, North Carolina 27560.  Our Bylaws are also available on our website at www.etrials.com.

 We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.  We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the foregoing deadlines to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.  Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.  The Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals.

Financial Statements

Our financial statements for the year ended December 31, 2007 are included in our 2007 Annual Report to Stockholders, which we are sending to our stockholders at the same time as this proxy statement.  If you have not received the annual report, please call our Investor Relations department at (919) 653-3400, and we will send a copy to you.  Our annual report and this proxy statement are available on the Internet at www.etrials.com .

COMMUNICATING WITH US

From time to time, we receive inquiries from stockholders asking how they can communicate with us.  The following communication options are available.

If you would like to receive information about us, you may use one of the following methods:

1.
Our main Internet site, located at www.etrials.com , contains product and marketing information as well as job listings.  Our Investor Relations site, located at www.etrials.com contains press releases, earnings releases, financial information and stock quotes, as well as corporate governance information and links to our SEC filings.  This proxy statement and our 2006 Annual Report to Stockholders are both available on the Internet at www.etrials.com.

2.
To have information such as our latest Form 10-QSB or annual report mailed to you, contact James Clark by e-mail at james.clark@etrials.com  or call (919) 653-3400 and ask for our Investor Relations Department.

If you would like to communicate with our Board of Directors, please see the procedures described in “Communications from Stockholders to the Board” under the heading “Corporate Governance.”

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies.  This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary via e-mail at james.clark@etrials.com or by mail to 4000 Aerial Center Parkway, Morrisville, North Carolina 27560, or call our Investor Relations department at (919) 653-3400.  We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.  You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm.  For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing etrials stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm.

By Order of the Board of Directors

By: James W. Clark, Jr.
Corporate Secretary
Morrisville, North Carolina
May 2, 2008

“etrials” is a registered trademarks of etrials Worldwide, Inc. or its subsidiaries in the United States and other countries.

*Other names and brands may be claimed as the property of others.

Proxy - etrials Worldwide, Inc.

May 29, 2008, 11:00 a.m. Eastern Time

etrials Worldwide, Inc.
4000 Aerial Center Parkway
Morrisville, NC  27560

Proxy Solicited by Board of Directors of etrials Worldwide, Inc. for Annual Meeting – May 29, 2008

Eugene Jennings, James W. Clark, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of etrials Worldwide, Inc. to be held on May 29, 2008 and at any postponement or adjournment thereof.  Execution of this proxy acknowledges receipt of Notice of the Annual Meeting and the accompanying Proxy Statement.

Shares represented by this proxy will be voted as indicated by the stockholder.  If no such directions are indicated, the Proxies will have authority to vote FOR Item 1a through Item 1b (Election of Directors), and FOR Item 2 (Ratification of Selection of Independent Registered Public Accounting Firm).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting to the extent permitted by applicable laws, rules and regulations.

By executing this proxy the undersigned hereby revokes all prior proxies.

________________________
________________________
________________________

[SHAREHOLDER NAME AND ADDRESS]

☐ Mark this box with an “X” if you have made changes to your name or address indicated above.
☐ Mark this box with an "X" if you plan to attend the 2008 Annual Meeting in person.

ANNUAL MEETING PROXY CARD

A.  Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For All Nominees	Withhold Authority to vote for All Nominees	Exceptions
1a. Robert Brill	☐	☐	☐
1b. Kenneth Jennings

INSTRUCTIONS: To withhold authority for any individual nominee mark the Exceptions box and write that nominee's name in the space provided below.

Exceptions:

B.  Issues

The Board of Directors recommends a vote FOR the following proposals:

2. Ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the current year.	For	Against	Abstain
	☐	☐	☐

MATERIALS ELECTION

SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the internet and how you can request a mailed copy.  Check the box to the right if you want to receive future proxy materials by mail at no cost to you.  Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.  ☐

C.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy.  All joint holders must sign.  When signing as attorney, trustee, executor, administrator, guardian, corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

Date (mm/dd/yyyy)

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